[co-branding logo]

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

A Stock Company

[8515 East Orchard Road       Greenwood Village, CO 80111]

For service, call [1-800-537-2033 (extension 71234)]

Group Fixed and Variable

Deferred Annuity Contract

Non-Participating

CONTRACTHOLDER	[ABC Company]

PLAN	[ABC Defined Compensation Plan]

CONTRACT NUMBER	[12345-01]

CONTRACT DATE	[January 1, 2011]

Great-West Life & Annuity Insurance Company (“Great-West”) agrees to pay annuity benefits on behalf of Participants who choose an annuity payment option under this Group Fixed and Variable Deferred Annuity Contract (“Contract”). The provisions on the following pages, together with the Application for this Contract, are part of this Contract.

Signed for Great-West Life & Annuity Insurance Company and effective on the Contract Date.

[] Secretary	[] President

This Contract is a legal contract between Contractholder, Employer and Great-West Life & Annuity Insurance Company. PLEASE READ THIS CONTRACT CAREFULLY.

THIS CONTRACT MAY PROVIDE PAYMENTS OR VALUES WHICH ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT MAY INCREASE OR DECREASE ACCORDING TO THE INVESTMENT EXPERIENCE OF A VARIABLE ACCOUNT OR SEPARATE ACCOUNT.

[15 day Free Look

Certificate holder may return their certificate within 15 days of its mailing and have all Contributions and Deposits refunded to him/her, if, after examination, the certificate holder is not satisfied with it for any reason]

GFVAC 08 FFI

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	4

SECTION 2. OWNERSHIP PROVISIONS	6
2.1 Ownership of the Contract	6
2.2 Ownership of the Series Account	6
2.3 Transfer and Assignment	6
[2.4 Trust	6

SECTION 3. FUTUREFUNDS SERIES ACCOUNT	7
3.1 FutureFunds Series Account	7
3.2 Changes within the FutureFunds Series Account	7

SECTION 4. PARTICIPANT ACCOUNT VALUE	8
4.1 Fixed Account Value	8
4.2 Variable Account Value	8
4.3 Accumulation Unit Value	8
4.4 Net Investment Factor	8
4.5 Accumulation Unit	9
4.6 Separate Account Value	9
4.7 Transaction Date	9

SECTION 5. CONTRIBUTIONS AND DEPOSITS TO PARTICIPANT ACCOUNTS	10
5.1 Contributions	10
5.2 Limitations on Salary Reduction Contributions	10
5.3 Deposits to Participant Accounts	10
5.4 Allocation of Contributions and Deposits	10

SECTION 6. CONTRACT CHARGES AND FEES	11
6.1 Contract Maintenance Charge	11
6.2 Variable Asset Charge	11
6.3 Contract Termination Charge	11
6.4 Fees Imposed by Investment Option Provider	11
6.5 Service Charges and Fees	11
6.6 Payment of Charges and Fees	11

SECTION 7. PARTICIPANT-, ALTERNATE PAYEE-, AND BENEFICIARY-DIRECTED TRANSFERS AMONG INVESTMENT OPTIONS OFFERED BY THE PLAN	12

SECTION 8. DISTRIBUTIONS FROM PARITICIPANT ACCOUNTS	13
8.1 Distribution Requirements	13
8.2 Rollovers	13
8.3 Establishment of Alternate Payee Account	13
8.4 Required Minimum Distributions during the Participant’s Lifetime	13
8.5 Distributions after the Participant’s Death	13
8.6 Plan-to-Plan Transfers	13
8.7 Transfers from a Governmental Plan for the Purchase of Permissive Service Credits	13

SECTION 9. PAYMENT OPTIONS	15
9.1 Requests for Distributions to a Participant, Beneficiary or Alternate Payee	15
9.2 Conditions of Payment	15
9.3 Total or Partial Lump Sum Payment Option	15
9.4 Periodic Payment Options	15
9.5 Annuity Payment Options	16
9.6 Election of Annuity Options	16

GFVAC 08 FFI	Page 2

9.7 Misstatement of Age or Death	17

SECTION 10. CONTRACT TERMINATION	18
10.1 Notice of Contract Termination and Selection of Termination Option(s)	18
10.2 Contract Termination Provisions	18
10.3 Contract Termination due to Plan Termination	18

SECTION 11. GENERAL PROVISIONS	20
11.1 Contract	20
11.2 Entire Contract	20
11.3 Contract Modification	20
11.4 Modification of Account Options	20
11.5 Restorations	20
11.6 Plan Provisions	20
11.7 Non-Participating	20
11.8 Currency and Contributions	21
11.9 Notices	21
11.10 Disclaimer	21
11.11 Representations	21
11.12 Non-Waiver	21

GFVAC 08 FFI	Page 3

SECTION 1. DEFINITIONS

Accumulation Unit – an accounting measure used to determine the value of each Variable Account.

Applicable Tax – the amount of tax, if any, charged by a state or other governmental authority.

Administrative Offices – [8515 East Orchard Road, Greenwood Village, CO 80111.]

Alternate Payee – any spouse, former spouse, child or other dependent of a Participant who is recognized by a Qualified Domestic Relations Order as having a right to receive all or a portion of the benefit payable under a Plan with respect to such Participant.

Annuitant – the person upon whose life the payment of an annuity is based.

Annuity Commencement Date – the date annuity payments begin to an Annuitant.

Beneficiary – a person or entity named by the Participant to receive all or a portion of the Participant’s account at his or her death.

Business Day – any day on which the New York Stock Exchange is open for trading.

Code – the Internal Revenue Code of 1986, as amended from time to time, or any future United States Internal Revenue law that replaces it, including corresponding Treasury Regulations and Internal Revenue Service guidance.

Contributions – salary reduction contributions, Participant after-tax contributions, employer contributions, or other contributions made to the Plan by or on behalf of a Participant under the Code.

Deposits – [rollovers,] [plan to plan transfers,] Transfers, or other amounts, other than Contributions, paid into the Participant Account under the Plan.

Distributions – amounts paid to a Participant, Beneficiary or Alternate Payee, pursuant to the terms of the Plan.

Eligible Fund – a mutual fund or other investment portfolio in which a Variable Account’s assets may be invested.

Employer – an entity offering the Plan to its employees.

Fixed Account – an investment option, the assets of which are part of the General Account of Great-West.

Fixed Account Value – the sum of the Fixed Accounts.

FutureFunds Series Account – a Separate Account consisting of sub-accounts called Variable Accounts.

General Account – Great-West’s assets other than those held in any segregated investment account.

Great-West – Great-West Life & Annuity Insurance Company, located at the Administrative Offices.

Guaranteed Interest Rate – the minimum interest rate on an annual effective basis, if any, described on a Fixed Account or Separate Account rider.

GFVAC 08 FFI	Page 4

Participant – an eligible employee or former employee of Employer with assets in a Participant Account.

Participant Account – a separate record in the name of each Participant, Beneficiary or Alternate Payee, which reflects his or her share in the Variable Account(s), Separate Account(s), and Fixed Account(s).

Participant Account Value – the sum of the Variable Account Value, the Separate Account Value, and the Fixed Account Value credited to the Participant Account.

Participant Effective Date – the date on which the first Contribution or Deposit is credited to a Participant Account.

Payee – a person entitled to receive all or a portion of the value of the Participant Account.

Qualified Domestic Relations Order – a domestic relations order that creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a Participant and that complies with the requirements of the Code and ERISA, if applicable, and is approved by the Plan.

Request – an inquiry or instruction in a form satisfactory to Great-West. A valid Request must be: (1) received by Great-West at its Administrative Offices in good order; and (2) submitted in accordance with the provisions of this Contract, or as required by Great-West.

Separate Account – a segregated investment account established under Colorado law by Great-West from time to time.

Separate Account Value – the value of the Separate Accounts, other than the FutureFunds Series Account.

Start-Up Costs – the amounts incurred by Great-West in acquiring and implementing the plan, which may include but are not limited to restorations, commissions or other costs.

Transfer – the reinvestment or exchange of all or a portion of the Participant Account balance from one investment option or provider under the Plan to another.

Valuation Date – a Business Day on which the net asset value of each Variable Account is determined.

Valuation Period – the period between successive Valuation Dates.

Variable Accounts – sub-accounts of the FutureFunds Series Account, each of which invests in an Eligible Fund.

Variable Account Value – the sum of the Variable Accounts.

GFVAC 08 FFI	Page 5

SECTION 2. OWNERSHIP PROVISIONS

2.1 Ownership of the Contract

[Contractholder is the owner of the Contract. [A Participant’s, Alternate Payee’s or Beneficiary’s vested interest in his or her Participant Account is nonforfeitable, pursuant to Code section 403(b)(1)(C) and Treas. Reg. § 1.403(b)-3(a)(2).]]

[The Contractholder is the owner of the Contract and has all rights, remedies and recourses given in this Contract subject to the claims of Employer’s general creditors.]

2.2 Ownership of the Series Account

Great-West is the owner of the assets of the Series Account.

2.3 Transfer and Assignment

The interests of the Contractholder and Employer in this Contract may not be transferred, sold, assigned, pledged, charged, encumbered, or in any way alienated; however, if the Plan is consolidated or merged with another plan or if the assets and liabilities of the Plan are transferred to another plan, the Contract may be assigned to the new employer and/or trustee.

[2.4Trust

The Contract may be used in lieu of a trust agreement for purposes of satisfying Code sections 401(a), 401(f) and 457(g) and no portion of the amount contributed to the Contract, plus earnings thereon, may be used for or diverted to any purpose other than the exclusive benefit of employees and their Beneficiaries prior to the satisfaction of all liabilities to them.]

GFVAC 08 FFI	Page 6

SECTION 3. FUTUREFUNDS SERIES ACCOUNT

3.1 FutureFunds Series Account

The FutureFunds Series Account is a Separate Account maintained and held apart from Great-West’s General Account and any other investment account of Great-West, and is governed by the laws of Great-West’s state of domicile. The FutureFunds Series Account is divided into sub-accounts called Variable Accounts. Income, gains or losses, realized and unrealized, on assets in each Variable Account are credited or charged against that Variable Account without regard to income, gains or losses in Great-West’s General Account or any other Separate or Variable Account. The portion of the assets of the FutureFunds Series Account equal to the reserves and other liabilities of the FutureFunds Series Account will not be charged with liabilities that arise from any other business conducted by Great-West.

3.2 Changes within the FutureFunds Series Account

Variable Accounts will invest in investment portfolios suitable for the Contract. Great-West may add Variable Accounts to the FutureFunds Series Account at any time.

Great-West reserves the right to cease offering Variable Accounts, to combine two or more Variable Accounts or to substitute a new investment portfolio for the portfolio in which a Variable Account is invested. Such action may be required due to changes in laws or regulations, or to a change in a portfolio’s or Variable Account’s investment objectives or restrictions, or because the portfolio or account is no longer available for investment, or for some other reason.

Subject to any required regulatory approvals, Great-West reserves the right to transfer assets in one Variable Account to another Variable Account.

Great-West will notify Employer if any action taken by Great-West results in a material change in the underlying investments of a Variable Account, or if Variable Accounts are added or eliminated under the Contract.

GFVAC 08 FFI	Page 7

SECTION 4. PARTICIPANT ACCOUNT VALUE

4.1 Fixed Account Value

The Fixed Account Value in the Participant Account is calculated as follows:

(a)	all Contributions and Deposits to a Fixed Account option made by or on behalf of the Participant Alternate Payee and Beneficiary; plus
(b)	all interest credited to the Fixed Account on an annual effective basis pursuant to the Guaranteed Interest Rate applicable to the Fixed Account; less
(c)	any amounts transferred or distributed from the Fixed Account; less
(d)	any applicable charges, fees and Applicable Tax, if any.

4.2 Variable Account Value

The value of the Variable Accounts held in the Participant Account will be determined by multiplying the number of Accumulation Units for that Variable Account held in the Participant Account by the Accumulation Unit value for that Variable Account. Charges, fees and Applicable Tax, if any, may affect the Variable Account Value.

4.3 Accumulation Unit Value

The Accumulation Unit value of a Variable Account on any Valuation Date is equal to: (a) the Accumulation Unit value of that Variable Account as of the immediately preceding Valuation Date; multiplied by (b) the net investment factor for the Valuation Period ending on the Valuation Date on which the Accumulation Unit value is being determined.

The Accumulation Unit value may increase, decrease, or remain unchanged as a result of the value of the net investment factor.

4.4 Net Investment Factor

The net investment factor for a Variable Account is a calculated value that measures the investment performance of that account from one Valuation Period to the next. The net investment factor for any Valuation Period is determined by dividing (a) by (b), and then subtracting (c) from the result where:

(a)	is the net result of:
(i)	the net asset value per share of the investment portfolio share in which the account invests determined at the end of the current Valuation Period; plus
(ii)

the per share amount of any dividend (including a deduction for an investment advisory fee) or capital gains distribution made by that investment portfolio on shares held in the account if the “ex-dividend” date occurs during the current Valuation Period; and plus or minus

(iii)	a per share charge or credit for any taxes reserved for, which is determined by Great-West to have resulted from the operations of that account;
(b)	is the net asset value per share of the investment portfolio share in which the sub-account invests determined at the end of the immediately preceding Valuation Period; and

(c) is the daily variable asset charge, as amended from time to time, adjusted for the number of days in the Valuation Period.

GFVAC 08 FFI	Page 8

4.5 Accumulation Unit

Contributions and Deposits received at the Administrative Offices of Great-West before the close of a Valuation Period will be allocated as requested and applied as of that date based upon the Accumulation Unit value for that Variable Account.

The number of Accumulation Units credited for each Participant, Alternate Payee and Beneficiary to a Variable Account is determined by: (a) the dollar amount allocated to that Variable Account; divided by (b) the value of the Accumulation Unit for that Variable Account for the Valuation Date on which the Contribution or Deposit is allocated to that Variable Account.

The number of Accumulation Units will not change because of a later change in the Accumulation Unit value. However, the Accumulation Unit value will vary to reflect the investment experience of the Variable Account.

4.6 Separate Account Value

The value of any Separate Account, other than the Variable Accounts in the FutureFunds Series Account, is described in the applicable Separate Account rider attached hereto.

4.7 Transaction Date

All Requests, Contributions and Deposits received in good order with all required documentation at Great-West’s Administrative Offices prior to the close of business of the New York Stock Exchange will be processed as of the date received, and if received after the close of business of the New York Stock Exchange will be processed on the next Business Day. However, Great-West shall not be liable for the results of any delay or interruption due to causes or conditions beyond its control including, without limitation, labor disputes, riots, war and war-like operations including acts of terrorism, epidemics, explosions, sabotage, acts of God, failure of power, fire or other casualty, natural disasters or disruptions in orderly trading on any relevant exchange or market, including disruptions due to extraordinary market volume that result in substantial delay in receipt of correct data.

GFVAC 08 FFI	Page 9

SECTION 5. CONTRIBUTIONS AND DEPOSITS TO PARTICIPANT ACCOUNTS

5.1 Contributions

Prior to the termination of the contract, Contributions may be made at any time, pursuant to the terms of the Plan.

Great-West shall not be responsible for determining the amount of Contributions to be made for any Participant. The Contribution amounts will be allocated to Participant Accounts pursuant to the accompanying Contribution report. The Contribution report must be submitted in a manner acceptable to Great-West and shall be conclusive and binding on the Plan and on any person or entity claiming an interest under the Contract. When the Contribution report does not coincide with the Contribution received and the inconsistency is not resolved within a period of time required under the law, Great-West will return the Contribution.

Great-West’s prior approval may be required before a Contribution may be made that causes a Participant Account Value to exceed $1,000,000.

5.2 Limitations on Salary Reduction Contributions

[Each Participant’s salary reduction Contributions are limited to the amount permitted under Code section [402(g)][457(e)(15)]. Employer or a Participant, as applicable, must Request that any excess salary reduction Contributions be distributed in a timely manner in accordance with the Code.]

[If allowed by the terms of the Plan, a Participant who is age 50 or older by the end of any calendar year may make catch-up Contributions for the year, provided such Contributions do not exceed the catch-up limit under Code section 414(v)(2) for the taxable year.]

[If allowed by the terms of the Plan, a Participant who is a qualified employee of a qualified employer may make special section 403(b) catch-up Contributions for the calendar year, pursuant to and to the extent allowed by Code section 402(g)(7), provided such Contributions do not cause annual additions to exceed the limits under Code section 415(c). If a Participant is eligible to make both special section 403(b) catch-up Contributions and age 50 catch-up Contributions in a calendar year, any catch-up Contributions made will be treated first as special section 403(b) catch-up Contributions up to the amount allowed, and then as age 50 catch-up Contributions.]

[Each Participant’s salary reduction Contributions, if any, must satisfy any limitations imposed by the Plan or the Code.]

5.3 Deposits to Participant Accounts

Deposits will be accepted insofar as they are permitted under the terms of the Plan and applicable Code requirements.

5.4 Allocation of Contributions and Deposits

Contributions and Deposits, less Applicable Tax, if any, will be allocated in the Participant Account when received by Great-West at its Administrative Offices, subject to Section 4.7 of this Contract.

Contributions and Deposits will be allocated as directed by the Participant, Alternate Payee or Beneficiary among any number of currently offered Variable Account, Separate Account and Fixed Account options available under the Contract. If the offered Variable Account, Separate Account or Fixed Account options are changed, Contributions and Deposits may be redirected and the account balance may be reallocated subject to the terms of the accounts selected.

GFVAC 08 FFI	Page 10

SECTION 6. CONTRACT CHARGES AND FEES

6.1 Contract Maintenance Charge

An annual contract maintenance charge may apply. However, if the Participant Effective Date is after January 1, the initial contract maintenance charge for that Participant Account will apply during the calendar quarter after the Participant’s one-year anniversary (calculated from the Participant Effective Date) and will be pro-rated for the remainder of the year.

The deduction of the contract maintenance charge will be pro-rated among the Variable Account Value, Separate Account Value and/or Fixed Account Value on the date of deduction. Whenever a deduction for a contract maintenance charge is made from a Variable Account, Great-West will cancel Accumulation Units having a total value equal to the amount of the deduction. Whenever a deduction for a contract maintenance charge is made from a Separate Account or Fixed Account, Great-West will reduce the Participant Account Value in an amount equal to the deduction.

6.2 Variable Asset Charge

Great-West may deduct an annual variable asset charge from the Variable Account Value. One three hundred sixty-fifth of the per annum charge shall be deducted daily.

6.3 Contract Termination Charge

Upon termination of the Contract by Employer, a contract termination charge based upon a percentage of the original Start-Up Costs may apply.

6.4 Fees Imposed by Investment Option Provider

Any and all fees imposed by the provider of any investment option offered by the Plan and selected by the Participant, including but not limited to redemption fees, shall be deducted from the Participant Account Value.

6.5 Service Charges and Fees

Great-West and Employer may enter into an agreement for services to the Plan not otherwise provided under this Contract. Charges and fees for these services will be described in the agreement.

6.6 Payment of Charges and Fees

With the exception of the variable asset charge and any fees imposed by the providers of any investment option, all charges and fees may be billed directly to Employer. If Employer does not elect to have such charges and fees billed to Employer, such charges and fees shall be deducted from the Participant Account Value.

In all instances where Employer has elected to be billed for any fees and charges and any of the fees or charges are unpaid ☒ days after the date billed, Employer hereby instructs Great-West to debit Participant Accounts. Great-West may continue to deduct charges and fees quarterly from Participant Accounts unless and until Employer provides Great-West with written instructions to reinitiate billing.

Great-West may change any charges and fees upon not fewer than 30 days advance written notice to Employer.

GFVAC 08 FFI	Page 11

SECTION 7. PARTICIPANT-, ALTERNATE PAYEE-, AND BENEFICIARY-DIRECTED TRANSFERS AMONG INVESTMENT OPTIONS OFFERED BY THE PLAN

Upon receipt of a satisfactory Request meeting all of the requirements of this section, Great-West will process a single-sum Transfer of all or a portion of a Participant Account in the Plan. Transfers must:

(a) satisfy the terms of the Plan in accordance with the appropriate provisions of the Code; and

(b) satisfy any restrictions in the attached Fixed Account and/or Separate Account riders, and any trading restrictions imposed by the investment option provider, including but not limited to mutual fund restrictions on market timing or excessive trading.

[In addition, Transfers to a different investment provider’s Code section 403(b) annuity contract or custodial account must also:

(c) result in an accumulated benefit for the Participant, Beneficiary or Alternate Payee immediately after the Transfer that is at least equal to the accumulated benefit immediately before the Transfer; and

(d) continue, after the Transfer, to be subject to distribution requirements at least as strict as those applicable to such funds before the Transfer.]

GFVAC 08 FFI	Page 12

SECTION 8. DISTRIBUTIONS FROM PARTICIPANT ACCOUNTS

8.1 Distribution Requirements

Notwithstanding any provision herein to the contrary, Distributions to a Payee may only be made in accordance with the terms of the Plan and applicable Code sections, and will be tax reported under the applicable rules in effect on the date of Distribution. Great-West will rely on information provided by Employer or its designee with respect to the timing and amount of any benefit payable to a Payee under this Contract.

8.2 Rollovers

[If the Payee of an eligible rollover Distribution elects to have the Distribution paid directly to a specified eligible retirement plan, as defined in Code section 402(c)(8)(B), then the Distribution will be paid to that eligible retirement plan in a direct rollover. Required de minimis Distributions under the Plan, if any, will be sent to the IRA provider selected by Employer.]

[Rollovers are not permitted except to the extent allowed by the Code.]

8.3 Establishment of Alternate Payee Account

A Request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by Employer, except as otherwise agreed. Great-West will make payment to the Alternate Payee and/or establish a Participant Account on behalf of the Alternate Payee named in such order. The Alternate Payee shall be treated as a surviving spouse for purposes of Code section 401(a)(9) and shall be responsible for submitting a Request to begin Distributions in accordance with the Code.

8.4 Required Minimum Distributions during the Participant’s Lifetime

[Participants are required by the Code to begin receiving required minimum Distributions as of their required beginning date, which is April 1 of the calendar year following the later of: (a) attainment of age 70½; or (b) retirement, or such other date as may be prescribed in the Code. Required minimum Distributions made under this Contract will only be made in a manner consistent with Code section 401(a)(9). It is the Participant’s or Employer’s responsibility to Request payments in accordance with the minimum distribution requirements. Great-West is not responsible for any penalties resulting from a failure to Request timely payments in the proper amount.]

[The Employer, pursuant to the Plan and the Code, will direct when a Participant may or must take a Distribution. It is the Participant’s responsibility to take Distributions in accordance with the Plan.]

8.5 Distributions after the Participant’s Death

If the Participant dies, the amount payable on death will be the Participant Account Value net of any outstanding loan balance. [Distributions to Beneficiaries must begin on or before the designated Beneficiary’s required beginning date in a manner and amount consistent with Code section 401(a)(9) as it is in effect at the time of the Distribution.][The Employer, pursuant to the Plan, will direct when Distributions may or must be made after the Participant’s death and the manner in which the Distributions will be paid.]

It is the Beneficiary’s responsibility to Request payments and to pay any penalties resulting from a failure to Request timely payments in the proper amount. A Beneficiary may not receive more than the Participant Account Value.

8.6 Plan-to-Plan Transfers

A Participant, Alternate Payee, or Beneficiary may direct that all or a portion of the Participant Account Value be transferred in a single sum to a contract under another employer’s plan. Such transfers will be permitted provided:

GFVAC 08 FFI	Page 13

(a)	Both the transferor and transferee plan provide for such transfers, and the transfer satisfies the terms of the Plan and applicable provisions of the Code;
(b)	In the case of a transfer for a Participant, the Participant is an employee or former employee of the employer (or the business of the employer) for the receiving plan;
(c)	In the case of a transfer for a Beneficiary, the Participant was an employee or former employee of the employer (or the business of the employer) for the receiving plan;
(d)	Great-West receives a satisfactory Request for such transfer; [and]
(e)	The restrictions, if any, contained in the attached Fixed Account and/or Separate Account riders allow such transfer[.][; and
(f)

The transferee plan verifies, prior to the transfer, that the amounts transferred will be invested in another Code section 403(b) vehicle and will continue after the transfer to be subject to distribution requirements at least as strict as those applicable to such funds before the transfer.]

[8.7 Transfers from a Governmental Plan for the Purchase of Permissive Service Credits

If the Plan so provides, a Participant, Alternate Payee, or Beneficiary may direct that all or a portion of the Participant Account Value be transferred in a single sum to a qualified defined benefit plan that is a governmental plan (as defined in Code section 414(d)). Such transfers will be permitted provided:

(a)	The transfer satisfies the terms of the Plan in accordance with the appropriate provisions of the Code;
(b)	Great-West receives a satisfactory Request for such transfer; and
(c)	The restrictions, if any, contained in the attached Fixed Account and/or Separate Account riders allow such transfer.]

GFVAC 08 FFI	Page 14

SECTION 9. PAYMENT OPTIONS

9.1 Requests for Distributions to a Participant, Beneficiary or Alternate Payee

As long as the Participant Account Value is greater than zero, a Request may be made to:

(a)	Elect an annuity payment option, provided such Request is made at least 30 days before the Annuity Commencement Date;
(b)	Elect a non-annuity payment option and designate the date payment shall commence; or
(c)	Change from one payment option to a different payment option, if allowed under the terms of the payment option selected.

9.2 Conditions of Payment

Approved Distributions shall be effective on the later of: (a) the date elected; or (b) the date the Request is received at the Administrative Offices of Great-West in good order.

9.3 Total or Partial Lump Sum Payment Option

If, based upon information provided by Employer, the Payee is entitled to a Distribution under the applicable terms and provisions of the Plan and the Code sections governing the Plan, all or a portion of a Participant Account may be applied to a lump sum payment option selected by the Payee.

Subject to the provisions of the attached Fixed Account and/or Separate Account rider(s), if any, the amount to be distributed is: (i) the amount requested as a lump sum; less (ii) the Applicable Tax, if any, as of the date of the amount distributed, and (iii) any applicable fees.

9.4 Periodic Payment Options

If, based upon information provided by Employer, the Payee is entitled to a Distribution under the applicable terms and provisions of the Plan and the Code sections governing the Plan, all or a portion of a Participant Account may be applied to a periodic payment option selected by the Payee. Charges and fees will continue to apply. An Applicable Tax, if any, may apply. Periodic payment elections are subject to the administrative procedures of Great-West in effect at the time of the election.

The available periodic payment options include:

Option 1: Income for a Period Certain.

Option 2: Income of an Amount Certain.

Option 3: Minimum Distribution. Payments will be made as required to meet the minimum distribution requirements of Code section 401(a)(9).

Payments will cease when the Participant Account Value is zero.

A Request in which a periodic payment option is elected must specify:

(a)	the periodic payment option selected;
(b)	the payment frequency of either 12, 6, 3, or 1-month intervals;
(c)	the payment amount; and
(d)	the month, day and year on which payments are to begin (payments shall not begin on the 29th, 30th or 31st of the month).

If a Participant is receiving periodic payments, such payments will cease as of receipt by Great-West of notice of the Participant’s death. The deceased Participant’s Beneficiary may then elect a payment option under this Section 9 meeting all the requirements of Code section 401(a)(9).

GFVAC 08 FFI	Page 15

9.5 Annuity Payment Options

If, based upon information provided by Employer, the Payee is entitled to a Distribution under the applicable terms and provisions of the Plan and the Code sections governing the Plan, all or a portion of a Participant Account may be applied to an annuity payment option selected by the Payee, so long as the requirements of Code section 401(a)(9) are met. Thereafter, this Contract shall no longer be applicable with respect to amounts in the annuity payment option.

The amount to be applied to an annuity payment option is: (i) the portion of the Participant Account Value elected by Payee, less (ii) Applicable Tax, if any, less (iii) any fees described in the Contract.

The minimum amount that may be applied under the elected annuity option is $[5,000]. If any payments to be made under the elected annuity payment option will be less than $[50], Great-West may make the payments in the most frequent interval that produces a payment of at least $[50].

Great-West will issue a certificate to each Annuitant describing the benefits payable under the elected annuity payment option.

9.6 Election of Annuity Options

An Annuitant is required to elect an annuity payment option. The Annuitant must Request an annuity payment option or change an annuity payment option no later than 30 days prior to the Annuity Commencement Date.

To the extent available under the Plan, the available annuity payment options are:

Income for Single Life Only

Income for Single Life with Guaranteed Period

Income for Joint Life Only

Income for Joint Life with Guaranteed Period

Income for a Specific Period

Any other form of annuity payment permitted under the Plan, if acceptable to Great-West.

The annuity option that will always be available is the Income for Single Life Only Annuity. If this annuity option is elected, Great-West will make payments to the Annuitant at a frequency specified in the annuity certificate for the duration of the Annuitant’s lifetime. Payments will cease pursuant to the terms of the certificate.

Minimum Monthly Payment for Each $1,000 of Participant Account Value

Applied to Purchase a Lifetime Monthly Annuity

Age of Payee	Lifetime Monthly Payment

50 55 60 65 70 75	$4.00 4.28 4.66 5.20 5.98 7.16

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9.7 Misstatement of Age or Death

Great-West may require adequate proof of the age and death of any Payee before processing a Request for or making any payment. If the age of the Payee has been misstated, the payments established for him/her under the applicable payment option will be made on the basis or his/her correct age.

If payments made pursuant to an annuity payment option were too large because of a misstatement of age, Great-West may deduct the difference from the next payment or payments with interest. If payments were too small, Great-West may add the difference to the next payment with interest. Any interest payable will be made at the rate required by law.

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SECTION 10. CONTRACT TERMINATION

10.1 Notice of Contract Termination and Selection of Termination Option(s)

Either Great-West or Employer may terminate this Contract with advance written notice to the other party or parties. The contract termination date shall be the [seventy-fifth (75th)] day after the date written notice is received in the Administrative Offices in good order. If the [seventy-fifth (75th)] day is not a Business Day, the contract termination date shall be the Business Day immediately following the [seventy-fifth (75th)] day. Prior to the contract termination date, Great-West and Employer may agree to an alternate contract termination date.

10.2 Contract Termination Provisions

Employer may direct Great-West to pay the Participant Account Values as described below. If Employer determines it does not have the right under the Plan to transfer the Participant Account Values, or if the Employer has not provided complete instructions as to the payment of the Participant Account Values before the contract termination date, Great-West is hereby instructed to maintain Participant Accounts until otherwise properly directed by Participants, Alternate Payees or Beneficiaries or Employer, as applicable, in compliance with the Code and pursuant to the terms of this Contract.

Variable Accounts: Upon Request, Great-West will remit the Variable Account Value at market value pursuant to Employer’s instructions within seven (7) days after the later of the contract termination date or the date Employer instructs Great-West to transfer assets out of the Contract.

Separate Account(s): Employer shall select one of the contract termination options described in the Separate Account rider(s). Great-West will remit the Separate Account Value pursuant to the contract termination option selected according to Employer’s instructions.

Fixed Account(s): Great-West will remit the Fixed Account Value pursuant to the Fixed Account rider contract termination option selected according to Employer’s instructions.

Employer hereby instructs Great-West to deduct any outstanding charges and fees due to Great-West from the amount remitted from any of the Accounts described above.

10.3 Contract Termination due to Plan Termination

If Employer terminates the Plan, it shall notify Great-West of such Plan Termination and that final Contributions have been remitted to Great-West. Upon notice of Contract Termination Due to Plan Termination, Employer agrees to provide any and all information and instructions Great-West requires to properly comply with Employer’s notification of Plan Termination.

[[Unless Employer instructs Great-West that its Plan is subject to joint and survivor or other distribution rules,] [Unless the Plan was an eligible governmental §457(b) plan and the Employer instructs Great-West to make a plan-to-plan transfer of all of the Plan assets to another eligible governmental §457(b) plan within the same state,] Employer instructs Great-West to make a lump sum Distribution to each Payee. Great-West shall send Distribution election forms to each Payee’s last known mailing address or to Employer for delivery to Payees and will send lump sum Distributions to Payees or directly to an eligible retirement plan as elected by Payees. In the absence of a Payee election, Great-West will automatically roll Payee lump sum Distributions to the IRA provider designated by Employer. The Great-West Rollover IRA may be available to Employer for this purpose for accounts meeting the minimum requirements. In the alternative, Employer may instruct Great-West to pay the lump sum Distributions for non-responsive Payees pursuant to any other applicable regulatory guidance in effect on the date of Distribution.

Employer acknowledges that the amount distributed from the Contract upon Plan Termination shall be equal to the balance of each Participant Account as reflected in the records of Great-West on the date of

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Distribution, less all outstanding charges or fees, reduced by any required income tax withholding or other applicable fees due upon Distribution.] [Following Plan termination, Employer instructs Great-West to maintain all Participant Accounts. Participants, Alternate Payees and Beneficiaries may request Distributions at any time; however no further loans and hardships will be processed.]

Employer shall file any and all required Forms 5500.

If the Plan is abandoned, orphaned or if Employer cannot be located or Employer fails to provide appropriate representations and instructions to Great-West in connection with termination of the Plan, Great-West is authorized to accept notices, representations and instructions from the Plan administrator or trustee, the bankruptcy trustee for Employer, the U.S. Department of Labor, if applicable, or an authorized and appropriate representative of Employer. Great-West may also utilize any procedures promulgated by the U.S. Department of Labor, if applicable, or other applicable regulatory agencies for abandoned or orphaned plans including the facilitation of Distributions to Payees and any other required plan termination requirements.

[The Contract shall terminate once all Plan assets have been distributed.]

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SECTION 11. GENERAL PROVISIONS

11.1 Contract

Great-West has issued this Contract to Employer in consideration of the Application and payment of the initial Contribution or Deposit.

11.2 Entire Contract

This Contract, including the Application, amendments, endorsements, specification page, if any, and Fixed and Separate Account or other riders, if any, constitute the entire contract between Employer and Great-West.

All statements in the Application, in the absence of fraud, have been accepted as representations and not warranties. Only the President, Vice-President, or the Secretary of Great-West, or their authorized designees, can agree on behalf of Great-West to modify any provisions of this Contract.

11.3 Contract Modification

Great-West may modify this Contract from time to time to conform it to changes in tax or other law, including applicable regulations and rulings, without consent of Employer or any other person. Great-West will provide notice and a copy of any such modification to Employer as soon as reasonably practicable.

Employer and Great-West may, by written agreement, make other modifications to this Contract, subject to the approval of the appropriate state department of insurance, if applicable. No such modification will, without the written consent of Employer, affect the terms, provisions, or conditions of this Contract, which are or may be applicable to Contributions or Deposits made prior to the date of such modification.

11.4 Modification of Account Options

Great-West may offer new or cease offering existing Variable, Separate and/or Fixed Account options under the Contract, or make other changes to the account options as deemed necessary by Great-West, and subject to the approval of the appropriate state insurance department, if applicable. Great-West will notify Employer whenever its account options are changed, and the absence of an objection will constitute consent to the change. Great-West shall complete the allocations between account options as disclosed in the notice as of the effective date of the change. Such allocation will remain in effect until the date Great-West receives a Request for a different allocation.

11.5 Restorations

Great-West may agree to restore any back-end load charges, market value adjustments, or other investment charges deducted from plan assets under a prior investment option.

11.6 Plan Provisions

In all cases, the plan document shall determine (subject to the Code) the specific features of the Plan, which may include the availability of certain types of investment options, Distributions, loans, and other features allowed but not mandated by the Code. Any provision of this Contract which deals with a feature not included in the Plan shall not apply. Any Plan feature not addressed in this Contract shall not be disallowed for that reason, but shall operate as provided in the plan document.

11.7 Non-Participating

This Contract is Non-Participating, meaning that it is not eligible to share in Great-West’s divisible surplus.

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11.8 Currency and Contributions

All amounts to be paid to or by Great-West must be in currency of the United States of America. All Contributions to this Contract must be made payable to Great-West or to a designee acceptable to Great-West.

11.9 Notices

Any notice or demand by Great-West to or upon Employer or any Payee may be given by mailing it to that person’s last known address as stated in Great-West’s file via the United States Postal Service or last known email address or facsimile number on file.

An application, report, Request, election, direction, notice or demand by Employer or a Payee will be made in a form satisfactory to Great-West. When Great-West requires it, Employer will obtain the signature of the Payee on forms provided by Great-West. Great-West must first approve any written materials developed by any other person describing this Contract.

11.10 Disclaimer

Nothing contained in this Contract shall be construed to be tax or legal advice, and Great-West assumes no responsibility or liability for any costs, including but not limited to taxes, penalties or interest incurred by the Plan, Employer or any other Payee arising out of a determination of liability. Great-West shall not be held liable for the negligence, willful misconduct, or failure to perform of any third party.

11.11 Representations

Great-West shall be entitled to rely and act solely on the reports, directions, proofs, notices, elections, and other information furnished to it by Employer or its agent, and such acts shall be conclusive and binding as to all Participants and other persons or corporations claiming an interest hereunder.

11.12 Non-Waiver

Great-West may, in its sole discretion, elect not to exercise a right, privilege, or option under the Contract. Such election shall not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor shall it constitute a waiver of any provision of the Contract.

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